EXHIBIT 4.8

EMPLOYMENT AGREEMENT

dated September 8, 2002

between

SAATCHI & SAATCHI NORTH AMERICA INC.

And

ROBERT L. SEELERT

EMPLOYMENT AGREEMENT

     Employment Agreement dated as of September 8, 2002 between SAATCHI & SAATCHI NORTH AMERICA, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 375 Hudson Street, New York, New York 10014 (the “Company”) and ROBERT L. SEELERT, residing at 51 West Road, New Canaan, Connecticut 06840 (the “Executive”)

R E C I T A L S

     The Company wishes to employ the Executive, and the Executive wishes to be employed by the Company, on the terms and conditions herein contained.

     1. Employment

     The Company employs the Executive, and the Executive accepts such employment, upon the terms and conditions hereinafter set forth.

     2. Term of Employment

     Except as provided in the last sentence of this Section 2, the Executive’s employment with the Company pursuant to this Agreement shall begin as of 8 September 2002 (the “Commencement Date”) for an initial fixed period of five years, and thereafter unless and until terminated by either party serving on the other not less than 30 days’ notice in writing such notice to be effective, as specified therein, at any time on or after the fifth anniversary of the Commencement Date. The period from the Commencement Date to the date the Executive’s employment under this Agreement terminates shall constitute the “Term of Employment”. The Term of Employment shall end upon the Executive’s death.

     3. Duties

     3.1 During the Term of Employment, the Executive shall serve as Chairman of the Company. The Executive’s principal place of employment shall be at the Company’s New York City offices (subject to the travel requirements of the position of Chairman of the Company).

     3.2 The Executive shall devote his best efforts and shall devote up to 60 days each calendar year to the business and affairs of the Company, and shall perform such duties and responsibilities as are customary for an executive in his position.

     3.3 Notwithstanding the provisions of paragraphs 3.1 and 3.2, at any time after September 8, 2004 either party may elect, by serving on the other not less than 30 days’ notice in writing, such notice to be effective as specified therein at any time on or after such 30-day period, to terminate the Executive’s services as Chairman of the Company, in which event the Executive shall resign his position as Chairman and shall thereafter serve as Chairman Emeritus of the Company for the balance of the Term of Employment (such period is referred to herein as the “Emeritus Period”). During the Emeritus Period, the Executive shall devote such time, and shall perform such duties and responsibilities, as the Executive and the Company shall mutually agree from time to time.

     4. Compensation

     During the Term of Employment, the Company shall pay and/or provide to Executive, and the Executive shall accept, for his services to the Company, the following compensation and benefits:

     4.1 Salary

     A base salary (the “Salary”) at the annual rate of at least $300,000 per year, payable in accordance with the Company’s standard payroll practices in effect at such time as said Salary is paid, but not less often than monthly, provided, that the Salary shall decrease to the annual rate of $25,000 per year effective upon the commencement of the Emeritus Period.

     4.2 Other Benefit Plans and Fringe Benefits

     The Executive shall be eligible to participate or to continue to participate in all employee benefit plans (other than any bonus plan) which the Company or its affiliates maintain for its employees, and those which it shall make available to its senior executive officers generally, according to the terms of said plans; provided, that the Executive shall not be entitled to become a member of any new share-based incentive plan which Publicis Groupe S.A. (the “Parent”) shall establish or make available to employees or executives of the Company or its affiliates following the Commencement Date; and provided, further, that this exclusion shall not affect the options to acquire shares in the Parent currently held by the Executive. The Executive shall be entitled to all fringe benefits (other than any bonus plan or the share-based incentive plan of the Parent referred to above) for which his status and level of employment qualify him in accordance with the usual policies and arrangements of the Company, or in accordance with the policies and arrangements of any other United States subsidiary of the Company or the Parent to the extent that the level of the Executive’s benefits thereunder would exceed those provided under the policies and arrangements of the Company.

     4.3 Retirement Benefits

     The Company shall continue to maintain a reserve account (the “Account”) on its books on behalf of the Executive. On the last day of each fiscal quarter commencing with the Commencement Date (if the last day of a fiscal quarter) or with the fiscal quarter next following the Commencement Date, and continuing until the commencement of the Emeritus Period, the Account shall be credited with an amount equal to a percentage of the Executive’s then-current Salary as follows: for the fiscal quarter in which the Commencement Date occurs and for each fiscal quarter thereafter, 6.25% of the Executive’s then-current Salary.

     The balance of the Account shall be credited each quarter with compound interest at the rate of 8% per year. The Company shall deliver to the Executive a statement, at least once each year, setting forth the balance of the Account as of the preceding December 31. Upon the termination of the Term of Employment, the balance of the Account shall be calculated (as of the last day of the month in which such termination occurs) and such amount shall be paid to the

Executive in a lump sum as soon as practicable, but in any event within 30 days of the date of such calculation.

     4.4 Perquisites

     The Executive shall be provided with an automobile suitable to his position with the Company and with one club membership.

     4.5 Expenses

     The Company shall pay or reimburse the Executive for all reasonable travelling, hotel and other out-of-pocket expenses incurred by the Executive in the performance of his services under this Agreement, provided, that the Executive’s claims therefor are supported by the documentation required by the Company in accordance with its usual practice. Without limitation, such expenses shall include limousine transportation to and from work, first class or business class air travel at the choice of the Executive, and spousal travel to Conseil de Surveillance meetings of the Conseil de Surveillance of the Parent.

     5. Continuation of Benefits; No Additional Severance

     5.1 Continuation of Benefits

     If the Company terminates the Executive’s employment for any reason, or if the Term of Employment ends upon the Executive’s death, the Company shall continue to provide the Executive (and his eligible dependents, if any) with group health and (until the Executive’s death) life insurance benefits (or the economic equivalent thereof) and the benefits referred to in paragraph 4.2 and paragraph 4.3 (including, if applicable, the portion of the premium paid by the Company for such coverage) in effect on the date of termination for the period from the end of the Term of Employment until the later to occur of the Executive’s and his spouse’s 65th birthday. Thereafter, the Executive (and his spouse if the Executive pre-deceases her) shall have the right to participate in all retiree medical plans made available by the Company to any retired employee, regardless of whether the Executive’s term of service would render him eligible for participation.

     5.2 No Additional Severance

     The provisions of this Agreement, together with the provisions of the employment agreement among the Parent, the Company and the Executive effective 8 September 2000, shall be in lieu of, and shall supersede, the provisions of any severance pay plan or policy maintained by the Company, the Parent and/or any of its subsidiaries, and the Executive shall not, on termination of his employment with the Company, be entitled to payment pursuant to any such plan or policy.

     6. Covenant not to Compete, Confidentiality and Intellectual Property

     The Executive acknowledges that as a result of the services to be rendered to the Company hereunder, the Executive will be brought into contact with many confidential affairs of the Company and the Parent that are not readily available to the public. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company and the Parent and/or its or their subsidiaries is international in scope; that their services are marketed and performed throughout the United States and other parts of the world; and that the Company and the Parent and/or its or their subsidiaries compete with other organizations that are or could be located in any part of the are world.

     6.1 Covenant not to Compete

     The Executive acknowledges that the services he will render to the Company are of a special and unique character, any loss of which cannot adequately be compensated by damages or an action at law. Therefore, (i) in view of the unique value to the Company and the Parent of the services of the Executive for which the Company has contracted hereunder, (ii) in view of the confidential information obtained by, or disclosed to, the Executive as a consequence of his employment or the retention of his services by the Company, (iii) as a material inducement to the Company to enter into this Agreement and to pay the Executive the compensation and additional benefits stated herein, and (iv) for other good and valuable consideration, the Executive covenants and agrees that, while he is in the Company’s employ, and for a period of 12 months thereafter, the Executive will not, either directly or indirectly:

     6.1.1 attempt in any manner, or take any other action intended, to persuade any client of the Company and the Parent or any of its or their subsidiaries or affiliates to cease to do business or to reduce the amount of business which any such client has customarily done or contemplates doing with the Company and the Parent or any of its or their subsidiaries or affiliates, whether or not the relationship between the Company and the Parent or its or their subsidiaries or affiliates and such client was originally established in whole or in part through the Executive’s efforts;

     6.1.2 employ or attempt to employ or assist or cause others to employ any person who is then, and at any time during the year preceding the last day of the Term of Employment was, an employee of the Company, the Parent or any of its or their subsidiaries or affiliates, or take any other action intended to have the effect of causing any such person to terminate his or her employment or agency relationship with the Company or the Parent or any of its or their subsidiaries or affiliates; provided, however, that the preceding limitations shall not apply to any employee whose annual salary or compensation from the Company or the Parent or its or their subsidiaries and affiliates was $70,000 or less in such preceding year, and such limitation may be waived by the Company or the Parent; or

     6.1.3 render any advertising, marketing or merchandising services, other than on behalf of the Company or the Parent or any of its or their subsidiaries or affiliates, for or in connection with any client of the Company or the Parent or any of its or their subsidiaries or affiliates. This paragraph 6.1.3 shall include the rendering of any advertising, marketing or merchandising services by the Executive whether in association with or as a director, officer, employee, trustee, consultant, advisor, independent contractor, partner, co-venturer or investor (excluding any interest of the Executive through investment of up to an aggregate of two percent (2%) in the equity or debt securities or equivalent partnership interest of any person, except the Company or the Parent, required to register under Section 12(b) or 12(g) of the Securities

Exchange Act of 1934) to or on behalf of any entity, or any affiliate or subsidiary of such entity, conducting any business that competes with that of the Company or the Parent or any of its or their subsidiaries or affiliates.

     As used herein, the term “affiliate” shall mean, with respect to the Parent or the Company, any entity with which the Parent or the Company or any of its or their wholly-owned subsidiaries has a network membership agreement.

     This paragraph 6.1 shall not be deemed to preclude the Executive from functioning as a director, senior executive officer, employee, trustee, consultant, advisor, independent contractor, partner, co-venturer or Investor to or on behalf of any entity that is not engaged principally in providing advertising, marketing or public relations services for third parties, other than any of the top 15 clients, based on revenues, of the Company or the Parent (including its or their subsidiaries and affiliates) on the last day of the Term of Employment, and any action taken by such entity shall not be deemed to be a breach of this paragraph 6.1, provided that the Executive does not participate in any decision to cease or reduce business as contemplated by subparagraph 6.1.1.

     The Executive acknowledges that since the business of the Company and the Parent together with its or their subsidiaries is International in scope and is of a type that can be engaged in virtually anywhere, no meaningful geographic limitation can be applied to the agreements made by the Executive in this paragraph 6.1. Consequently, the Executive specifically intends for such agreements to be enforceable against him world-wide and agrees that such restrictions are reasonable as such.

     6.2 Confidentiality

     In consideration of the foregoing, the Executive agrees that he will not divulge to anyone (other than the Company, the Parent and its or their subsidiaries and affiliates or any persons employed or designated by the Company and the Parent or as required to enable the Executive to perform his duties hereunder) any confidential information concerning or relating to the business or affairs of the Company, the Parent or its or their subsidiaries or affiliates or any of their clients, including, without limitation, (1) all types of trade secrets of the Company, the Parent or its or their subsidiaries or affiliates, (2) business of the Company, the Parent or its or their subsidiaries or affiliates and (3) methods of doing business that are proprietary to the Company, the Parent or its or their subsidiaries or affiliates, provided that, these restrictions shall not apply to materials, documents, records or other information which have been made publicly available prior to its disclosure by the Executive. The provisions of this paragraph 6.2 shall apply both during the Term of Employment and thereafter.

     6.3 Intellectual Property

     In further consideration of the foregoing, during the Term of Employment, the Executive shall disclose to the Company and/or the Parent all ideas, inventions and business plans developed by the Executive during such period which relate directly or indirectly to the business of the Company, the Parent or its or their subsidiaries or affiliates, including without limitation, any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that any of the foregoing will be the property of the Company and/or the Parent and that he will, at the Company’s and/or the Parent’s request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to the Company and/or the Parent.

     6.4 Return of Documents and Property

     The Executive shall upon termination of the Term of Employment immediately deliver up to or at the direction of the Company all price lists, customer lists, correspondence and other documents, papers, computer discs and other such records and all property belonging to the Company, the Parent or any of its or their subsidiaries or affiliates which may have been prepared by him or have come into his possession in the course of his employment by the Company, and the Executive shall not retain any copies thereof.

     6.5 Full and Continuing Enforceability

     The parties consider the restrictions contained in this paragraph 6 to be fair and reasonable, and it is the desire and intent of the parties that the provisions of this paragraph 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any of the covenants contained in this paragraph 6, or any part thereof, are held to be unenforceable because of the duration of such provision, the area covered thereby, or for any other over-inclusiveness, the parties agree that the duration of such provision or the area covered thereby or such other over-inclusiveness shall be automatically reduced to the maximum scope permitted by law, and that, in its reduced form, said provision shall then be fully enforceable, provided that, such reduction shall only apply with respect to the operation of this paragraph 6 in the particular jurisdiction in which such adjudication is made, and, provided further, that, if no such reduction is possible, such provision shall be omitted from this Agreement. Notwithstanding that the Executive’s employment by the Company may expire or be terminated, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of the Executive contained in this paragraph 6.

     6.6 Equitable Remedies

     The parties acknowledge and stipulate that, since the Company may be irreparably damaged if any of the provisions of this paragraph 6 are not specifically enforced, in the event of a breach or threatened breach of any such provisions by the Executive, monetary damages shall be an inadequate remedy therefor; accordingly, in addition to any legal relief that may be available to it, the Company shall be entitled to equitable remedies, including, without limitation, the remedies of specific performance and injunctive relief, with respect to the enforcement of such provisions, without a showing that monetary damages will not provide an adequate remedy and without being required to post a bond.

     7. Insurance

     The Company and Parent agree to use their respective best efforts to obtain a directors and offers liability insurance policy covering the Executive in respect of his membership of the Board and of the Conseil de Surveillance of the Parent, and to maintain such policy during the Term of Employment (and for so long thereafter as is practicable in the circumstances taking into account the availability of such insurance).

     8. Waiver

     The failure of any party to this Agreement to enforce or insist upon strict compliance with any of the provisions of this Agreement shall not be deemed a waiver thereof. No provision of this Agreement shall be deemed to have been waived or modified unless such waiver or modification shall be in writing, designated as a waiver, and signed by all parties hereto. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

     9. Assignment

     This Agreement is a personal contract, and except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated, and any purported sale, transfer, assignment, pledge or hypothecation in violation hereof shall not be valid or binding on the Company, and in the event of any such purported sale, transfer, assignment, pledge or hypothecation, the Company shall have no further liability for payments hereunder. This Agreement shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company’s business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted upon it as binding by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being la applicable to any successive such transaction). This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns, including any successor to the Company by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred.

     10. Notices

     10.1 Any notice to be given concerning this Agreement shall be given in writing and sent by reputable overnight courier service and either:

     10.1.1 sent by certified or registered mail, return receipt requested, postage prepaid;

     10.1.2 hand delivered to the recipient personally; or

     10.1.3 sent by facsimile.

     The date of the giving of any notice shall be deemed to be the day after said notice was given to the reputable courier service as indicated by the records of such courier service. Hand delivery of any notice to the Company shall be delivered to the Company’s Chairman, Chief Financial Officer or Secretary personally or to an administrative assistant for any such person.

     10.2 Notice by mail or courier service shall be sent as follows:

if to the Executive:

51 West Road
New Canaan, Connecticut 06840

with a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Att: Lynn Toby Fisher, Esq.

If to the Company:

Saatchi & Saatchi SSNA, Inc
375 Hudson Street
New York, New York 10014
Att: General Counsel

     10.3 By giving notice to the other parties, any party hereto may, from time to time, designate (i) a different address to which notice by mail or courier service to such party shall be sent and/or (ii) a different person to receive notices.

     11. Governing Law; Jurisdiction

     This Agreement shall be deemed made under and shall be governed by the substantive laws of the State of New York, excluding its conflict of laws rules. The parties to this Agreement irrevocably submit themselves to the jurisdiction of the state and federal courts within the State of New York with respect to any cause of action arising under or relating to this Agreement or the Executive’s employment by the Company.

     12. Severability

     If any provision contained in this Agreement (or any part thereof) is construed to be invalid or unenforceable or deemed to otherwise be in conflict with any applicable statute, rule, judicial interpretation binding on the parties, regulation or ordinance, such provision shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; and the invalidity of any such provisions shall not affect the force, effect and validity of the remaining portions hereof, which shall be given full effect without regard to the invalid portions.

     13. Damages

     In any action or proceeding relating to this Agreement with respect to which damages are an adequate remedy, the parties agree that no damages other than compensatory damages shall be sought or claimed by any party and each party waives any claim, right or entitlement to punitive, exemplary, or consequential damages, or any statutory damages, or any other damages of any kind or nature in excess of compensatory damages, and any court is specifically divested of any power to award any damages in the nature of punitive, exemplary, or consequential damages, or any statutory damages, or any other damages of any kind or nature in excess of compensatory damages.

     14. Entire Agreement

     Except as specifically provided in paragraph 5.2, this Agreement, constitutes the entire understanding among the Company, the Parent and the Executive as to the subject matter covered herein, and all prior understandings and agreements are merged herein and succeeded hereby. The Company hereby assumes the obligations under the indemnification agreement dated September 1997 between the Executive and Cordiant Compton Worldwide Inc., as though it were the “Company” thereunder, and such agreement shall be binding on the Company, mutatis mutandis.

     15. Captions

     Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

     16. No other contracts

     The Executive represents and warrants to the Company that the Executive has no contracts or agreements of any nature that the Executive has entered into with any other person, firm or corporation that contain any restraints on the Executive’s ability to perform his obligations under this Agreement.

     17. Compliance with Rules and Policies

     The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the board of directors of the Company and the Conseil de Surveillance of the Parent. In addition, the Executive shall comply with all laws, rules and regulations which are applicable to the employees of the Company generally.

     18. Amendment

     No amendment, change, alteration or other modification of this Agreement shall be made except in writing signed by all parties hereto.

     19. Withholding

     Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable United States federal, state or local law. The Company agrees that, for tax purposes, the Executive is to be in the same position he would be in if he were not subject to any non-United States tax law or taxing authority, and agrees to make the Executive whole, on an after tax basis, to the extent that he is not in such position with respect to any United States tax year in the Term of Employment. The Executive agrees that he will take all action necessary to reduce his tax liability in any tax jurisdiction, including requesting a credit or refund from any such jurisdiction, and, to the extent that, as a result of any such credit or refund, the Executive is in a more favourable tax position than he would be if he were not subject to any non-United States tax law or taxing authority, and the Company has remitted amounts on his behalf to any such taxing authority that gave rise to such credit or refund, the Executive shall remit the amount of such credit or refund to the Company promptly upon the Executive’s receipt thereof.

     20. Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above set forth.

SAATCHI & SAATCHI NORTH AMERICA, INC.

By: /s/ William H. Cochrane	/s/ Kevin Roberts, Sept. 16, 2002

/s/ Robert L. Seelert

ROBERT L. SEELERT